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                                                                   Exhibit 10.28

                                   ARTICLE I
                            PREAMBLE AND RECOGNITION

Section 1.1      Parties

This Agreement is made and entered into between SOUTHDOWN, INC. dba SOUTHWESTERN PORTLAND CEMENT COMPANY, at its Victorville Facility, Victorville, California, (hereinafter referred to as the "COMPANY") and the UNITED PAPERWORKERS INTERNATIONAL UNION, in behalf of its Local 30049, (hereinafter referred to as the "Union").

Section 1.2      Bargaining Unit

The Company hereby recognizes the Union as the sole and exclusive bargaining representative of the following described unit, to wit:

         All production and maintenance employees of the Company employed at its Victorville Facility located in San Bernardino County, California, as certified by the National Labor Relations Board in Case No. 31-RC #6094, exclusive of all other employees including administrative employees, professional employees, research employees, technical employees, Industrial Relations Department employees, guards, plant security employees, office and plant clerical employees, and all supervisors as defined in the Act.

Section 1.3      Application

The articles hereinafter set out shall apply to all employees in the above described unit, as shown on the Schedule of Classifications and Base Hourly Wage Rates attached hereto as Appendix A.

Section 1.4      Entire Agreement

This instrument and the Exhibits attached hereto and made a part hereof shall constitute the complete and entire agreement between the parties, canceling and superseding any prior oral or written Agreements, commitments or practices with any prior labor organization and concludes collective bargaining for its term. This Agreement is subject to amendment, alteration, or addition only by subsequent written agreement between and executed by, the Company and the Union.


                                   ARTICLE II
                             DURATION OF AGREEMENT

After ratification by the members of the Local Union 30049, this Agreement shall become effective and remain in force and effect and be binding upon the parties hereto from August 16, 1993, to and including August 16, 1998, and it shall continue to be in

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full force and effect thereafter from year to year until either party on or before, of any year, beginning May 16, 1998, gives written notice to the other party of its desire or intention either to alter and modify or terminate the same. If such notice is given, the parties hereto shall begin negotiations not later than June 16 in such year.

                                  ARTICLE III
                            MANAGEMENT PREROGATIVES

Section 3.1   Management Rights

Management prerogatives and the exercise thereof shall remain exclusively in the Management and shall include without limitation all matters not covered by this Agreement as well as the following, except to the extent that the following are limited or modified by the terms and conditions of this Agreement.

A. The right to hire, determine standards of fitness for work, to test employees for the presence of drugs and alcohol, and to take appropriate disciplinary or remedial action in the event of positive test results, lay off, promote, demote, transfer, assign to shifts, adjust the work force, maintain discipline and efficiency, and discharge or otherwise discipline employees for just cause.

B. The right to manage the business, to distribute work with outside contractors or subcontractors, to determine the type of work to be performed, the job content, the location of work, the schedules of production, the schedule of working hours, the methods and the processes and means of production, and protection of company property and operations, to halt work stoppages, and to take effective action against slowdowns.

Section 3.2      Waiver

The listing of specific rights in this Agreement is not intended to be nor shall be considered restrictive of or a waiver of any of the rights of Management not listed and not specifically surrendered herein, whether or not such rights have been exercised by the Company in the past.

Section 3.3      Operations

The Union recognizes the Company's exclusive right to determine partial or permanent discontinuance or shutdown of operations. The Company's only obligation when exercising this right is to bargain with the Union over the effects of that decision.

Section 3.4      Non-Bargaining Unit Employees

Supervisory personnel will not routinely perform work on any





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hourly rated job in the bargaining unit except in the following types of situations:

A.       In emergencies.

B.       In the instruction of employees.

C. In the relief of employees for short periods of time. (Not to exceed two (2) hours)

D. In the performance of work when production difficulties are encountered on the job; this is not meant to replace or displace hourly employees.

E. Where such work is incident to the inspection of equipment or checking of operating efficiency. (Not to replace or displace hourly employees)

F.       In experimental work which requires special techniques and knowledge.

G. While learning the operations. (Not to replace or displace hourly employees)

H.       In studying or testing equipment.


                                   ARTICLE IV
                     EMPLOYEES' DUTIES AND RESPONSIBILITIES

Section 4.1      Responsibilities

Each employee is required to follow prescribed safety rules, precautions, instructions, and all work and conduct rules. All employees will, to the best of their ability, perform any duties to which they are assigned. Each employee is responsible to an appropriate supervisor for proper performance of his work assignment. Each employee will, to the best of his ability, use company time, tools and equipment carefully and productively and will exercise reasonable care to safeguard company tools, equipment and facilities. Each employee shall perform the work which may be assigned to him by the Company and shall not absent himself from his work without consent of the Company.

Section 4.2      Reporting for Work

Each employee is required to arrive at his work location (post of duty) in good condition for work and in sufficient time that he will be prepared to assume the responsibilities of his job at his scheduled starting time.

Section 4.3      Obligation to Notify

Any employee unable to report for work on account of sickness or





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other good reason shall notify his supervisor as soon as possible before his regular time for beginning work.

A. He must inform the supervisor the reason for absence and the date of return to work. The employee must notify his supervisor of his intention to report back for work before the end of the last shift he would have worked had he not been absent.

B. If an employee fails to give the above notice, the Company will not be obligated to provide work nor minimum pay for him. Complying with these provisions does not constitute an excused absence or an approved leave.


Section 4.4   Relief

Where individual relief is required, each employee must continue to work until his relief begins work or until he is excused by his supervisor. In the event an employee is held over due to his relief having not reported to work, and such employee does not desire to continue working, the Company will endeavor to obtain relief expeditiously.


                                   ARTICLE V
                               NO WORK STOPPAGES

The Union agrees there shall be no picketing or strikes by the Union, or by the employees, of any kind or degree whatsoever, or walkout, suspension of work, slowdowns, limiting of production, or any other interference or stoppage, total
or partial, of the Company's operations for any reason whatsoever.   It is
further agreed that neither the Union nor the employees shall engage in the above prohibited conduct in support of picketing, strikes or any labor dispute actions engaged in by any other organization or person. In addition to any other recourse or remedy available to the Company for violation of the terms of this Article by the Union and/or any employee, the Company may discharge or otherwise discipline any employee who authorizes, causes, engages in, sanctions, recognizes, or assists in any violation of this Article. The Company will not engage in any lockouts during the term of this Agreement.

                                   ARTICLE VI
                          EQUAL EMPLOYMENT OPPORTUNITY

Section 6.1      Non-discrimination

Neither the Company nor the Union shall discriminate against any applicant for employment or an employee because of membership or non-membership in any church, society, fraternity, or on the basis of disability, race, creed, color, national origin, sex or age except as permitted by state and federal statutes or





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executive orders having the same effect as law.  The parties hereto agree that they are jointly committed to an affirmative action program to advance qualified mentally or physically disabled individuals, disabled veterans, and veterans of the Vietnam era, and the provisions of the Family and Medical Leave Act.

Section 6.2      Gender

As used in this Agreement all pronoun references (i.e., "he", "his", "they", "their") shall be deemed to include the feminine as well as the masculine.


                                  ARTICLE VII
                            JURY AND WITNESS SERVICE

Section 7.1      Eligibility

An employee who has successfully completed his probationary period, if called for jury duty or required by summons to attend court proceedings where he has no direct interest in the case, will be given the necessary time off with pay to fulfill such obligations, not to exceed 30 calendar days in any given calendar year.

Section 7.2      Jury/Court Pay

An eligible employee will receive pay from the Company under this provision only for hours missed from his assigned work schedule due to such service. The amount of compensation excluding any transportation and subsistence allowance, due the employee from any governmental agency or from any private source for serving on jury duty or as a court witness will be deducted from any such pay he would otherwise have received from the Company for the same hours. Pay for time not worked but compensated for under this provision shall be computed at the base hourly wage rate of the employee's permanent job classification and shall be based on and not exceed eight straight-time hours per day and 40 straight-time hours per week. An employee regularly scheduled to work second or third shift on the same calendar day as jury service shall be excused from work for that scheduled day. The effected employee must give his supervisor 72 hours notice, if possible, to assure adequate coverage for work duties and responsibilities.


Section 7.3      Requirements

To receive pay from the Company under this provision, the employee must provide the Company with a statement signed by an official of the court certifying as to the employee's service as a juror or court witness or appearance in court for such purposes, the date or dates of attendance and the compensation paid him inclusive of any transportation and subsistence





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allowance.

                                  ARTICLE VIII
                         DEATH IN THE IMMEDIATE FAMILY

Section 8.1      Allowance

An employee who has successfully completed his probationary period will be allowed time off in accordance with these provisions to attend the funeral and take care of arrangements directly related to the death of certain of his relatives as specified below. Pay for time not worked but compensated for under this provision shall be computed at the base hourly wage rate of the employee's permanent job classification, and shall be based on and not exceed eight straight-time hours per day. The employee shall be granted up to a three
(3) day leave of absence (up to four (4) consecutive days off if the employee is required to travel beyond a radius of five hundred (500) miles), upon request, and will be paid for up to a maximum of three (3) scheduled shifts (or four (4) scheduled shifts) (or such fewer shifts as the employee may be absent) which fall within a three (3) consecutive (or four (4) consecutive) calendar day period concurrent with the funeral. Failure to begin the bereavement time as described above without approval will forfeit the employee's right to any compensation and time off. Employees on vacation during bereavement will be excluded from any additional compensation or time off as prescribed above.

Section 8.2      Eligibility

The employee will be allowed time off with pay in the event of the death of his spouse or persons in the following relationships either with the employee or with the employee's spouse: children, mother, father, brother, sister, grandparents, mother-in-law, father-in-law, grandchildren, step-father, step-mother and step-children. To be eligible for compensation under this provision, the employee must attend the funeral of the deceased relative and must furnish proof of death and kinship.

Section 8.3      Exclusion

The above clause shall not apply to an employee who is laid off or on disability absence, except that when an employee is notified to return to work effective on or before the date of the funeral, he shall be granted full funeral leave with pay.

                                   ARTICLE IX
                                   VACATIONS

Section 9.1      Vacation Allowance

After conclusion of one (1) year's continuous service employees shall be entitled to two (2) weeks vacation. After conclusion of three (3) years continuous service employees shall be entitled to





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three (3) weeks vacation annually.  After the conclusion of ten (10) years continuous service employees shall be entitled to four (4) weeks vacation annually. After the conclusion of twenty (20) years continuous service employees shall be entitled to five (5) weeks vacation annually.

Employees who have earned a sixth (6th) or seventh (7th) week vacation as of October 1, 1988 shall be grandfathered, and will not earn any additional credit. All other employees will accrue vacation up to a five (5) week vacation entitlement maximum, as described above.

Section 9.2      Vacation Pay

9.2 Vacation pay shall be computed by multiplying the number of hours in the regularly scheduled workweek by the straight-time hourly rate of pay. Vacation pay will be computed at the rate for the permanently assigned classification on which an employee is working at the time he takes his vacation; however, if the employee has held a single higher rated classification for more than three (3) months during the year preceding his vacation, he will receive vacation pay computed at the higher rate.

Section 9.3      Vacation Accrual

Employees shall be eligible for their full appropriate vacation from January 1 through December 31 of a calendar year if they have reached their vacation anniversary date and have worked 1200 hours or more during their anniversary year. Employees who have reached their anniversary date but have worked less than 1200 hours during their anniversary year shall have their vacation computed on the basis of 1/12th for each 100 hours worked. An employee shall be considered as having worked for the purposes of vacation eligibility, on the basis of an eight (8) hour day and forty (40) hour week during absence from work because of illness or injury for a period not to exceed 200 hours.

Employees who are on layoff at the time they reach their vacation anniversary date shall be paid the pro rata vacation pay to which they become entitled since their last anniversary date on the same basis as outlined above.

Section 9.4      Unused Vacation at Termination

An employee who qualifies for a vacation in Section 9.1 above and who leaves the employ of the Company for any reason shall receive vacation pay for the unused portion of his vacation balance, and applicable pro rata accrual.

Section 9.5      Pro Rata Vacation Allowance

Should an employee die after having become entitled to a vacation, but before taking said vacation pay he would have received will be paid to his surviving spouse or estate. In





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addition, the surviving spouse or estate will be paid the pro rata vacation pay the employee would have received had he been retired because of disability on the date of his death. The pro rata pay is to be determined on the same basis as outlined in Section 9.3 above.

Section 9.6      Vacation Scheduling

Vacations may be taken from January 1 through December 31 of a calendar year starting on any work day of any workweek provided ample notice is given the Company and provided previous arrangements with the Company have been made. Where requested vacation periods conflict, preference shall be given to the employee with the greatest seniority, providing such requests are made at least thirty (30) days prior to the vacation date desired, provided no changes are made after February 1st when the schedule is set up. Vacation shall include (without pay) regular days off as well as those paid days of the vacation period. Employees failing to make and/or have approved application for vacation periods in accordance with this Section 9.6 will be assigned periods for vacation. Employees entitled to vacations shall be permitted to take such vacations in separate periods of not less than one (1) week each. Seniority preference, however can be exercised in only one such vacation period.

Section 9.7      Single Day Vacations

A. One (1) week of vacation can be used one day at a time provided the request is made prior to the schedule being posted for the following week and the request is granted by the Plant Manager, Department Head or immediate Supervisor. The Plant Manager or his designee may waive the time requirement.

B. Employees may use the above said vacation to cover a day of sickness upon informing his or her supervisor or designee as soon as possible, prior to the start of his or her scheduled shift.

Section 9.8      Military Duty

In the event an employee enlists or is drafted into the military service or war relief services due to a national emergency or war, such employee shall be credited upon return with the time spent in such term of enlistment or draft toward the increased vacation benefits as set forth in Section 9.1 of this article.


                                   ARTICLE X
                                    HOLIDAYS

Section 10.1     Recognized Holidays

The following days (excluding probationary employees) shall be





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considered holidays under this Agreement:  New Year's Eve Day, New Year's Day,
Memorial Day, Independence Day, Labor Day, Veteran's Day, Thanksgiving Day, Day after Thanksgiving, Christmas Eve Day and Christmas Day.

Section 10.2     Holiday Worked

Regular scheduled work performed on those holidays shall be paid for at one and one half (1-1/2) times the applicable straight time shift rate. Such rate shall be in addition to holiday pay.

Section 10.3     Day of Observance

All holidays specified in this Agreement shall be observed as the Federal Government observes them.

Section 10.4     Holiday Falling on Day Off

If the holiday falls on an employee's regularly scheduled day off and he is not required to work, he will receive for such holiday eight (8) hours' pay at the applicable straight-time rate.

Section 10.5     Holiday Falling during Vacation

If a holiday occurs during an employee's vacation he shall receive (in addition to his vacation pay) eight (8) hours' pay at the applicable straight-time rate. The employee may receive an extra day off in conjunction with the vacation, with prior approval of his supervisor, and it does not create overtime.

Section 10.6     Eligibility

Employees who, after completing their probationary period, do not work on the holidays specified herein shall receive, as holiday pay, eight (8) hours' pay at their regular straight-time rate provided they meet all of the following conditions:

A. The employee shall have worked his last scheduled working day prior to and his next scheduled working day after such holiday unless excused therefrom by the Plant Manager on account of sickness, accident, death in the family, or other excused absence.

B. In no event shall a holiday be paid for unless an employee has also worked during the thirty (30) day period immediately preceding or immediately following the holiday.

C. In any event, the employee must work at least one (1) day in the month in which the holiday is granted.

Section 10.7     Unscheduled Work on Holiday

Employees not scheduled to work the holiday (in accordance with the holiday scheduling requirements of this Agreement) and who





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subsequently perform work on the holiday will be considered as being on call out at double time for all hours worked in addition to their holiday pay.

Section 10.8     Failure to Work Scheduled Holiday

Employees scheduled or notified to work on a holiday, but failing to report for and perform such work (unless excused by the Plant Manager or his designee) shall not be entitled to any holiday pay.

Section 10.9     Work in Higher Classification

If an employee is temporarily assigned and works a minimum of eight (8) hours on a higher rated job on both his workday prior to and his workday after a holiday he shall receive holiday pay at the higher rate.

Section 10.10    Cancellation of Scheduled Work

If an employee is scheduled to work on a holiday, but then is instructed by the Company not to work without 24 hours notice, he shall receive for that holiday eight (8) hours pay at two times his regular straight time hourly rate.

Section 10.11    Holiday Overtime Rate

Any employee scheduled or unscheduled on a holiday who performs work for more than eight (8) hours shall be paid two (2) times their applicable rate for all hours over eight (8) hours.

                                   ARTICLE XI
                               SAFETY AND HEALTH

Section 11.1     Mutual Duty to Comply

The Company, the Union, and the employees will comply with applicable State and Federal laws concerning the maintenance of proper safety, health and sanitary conditions, and will cooperate to reduce hazards to health and to maintain the best possible and safest work environment.

Section 11.2     Employee Responsibility

Each employee is required to comply with all safety rules, with the Company's safety and fire regulations, to use safety devices and equipment furnished by the Company, and to report to his supervisor any unsafe condition or practice which may come to his attention. All injuries must immediately be reported to the employee's supervisor.

Section 11.3     Physical Examinations

The welfare and safety of an employee (and, in many cases, the





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welfare and safety of fellow employees and members of the public whom they serve or with whom they may come in contact directly or indirectly), depends upon the employee being physically and mentally fit for the work in which he is engaged and free of infectious and contagious diseases. The Company may require an employee to submit to a physical or psychiatric examination whenever in its judgment it deems such examination to be advisable in the protection of the health and physical well-being of the employee or of fellow employees or members of the public. Such examinations shall be made by qualified doctors selected and paid by the Company. If the employee does not agree with the findings or recommendations of such doctor, he may, within ten (10) days after being notified of such findings or recommendations, be examined at his own expense by a doctor of his own choice. If the two doctors fail to agree, a third examination may be had by a doctor mutually agreed upon by the employee's doctor and the doctor selected by the Company and the majority opinion of these doctors will govern, and is not subject to the grievance procedure. The fees and expenses of the third doctor will be shared equally by the Employee and the Company. After full consideration of the findings and recommendations of the doctors and other relevant factors, the Company will make such changes (if any) in his job status that are appropriate and necessary under the circumstances.

Section 11.4     Return to Work After Illness or Injury

An employee who has been off work and under the care of a physician for more than five (5) days will be required to obtain a written release from the treating physician stating that he is capable of returning to work. The physician's release shall include the following information:

A.       Nature of illness or injury

B.       Brief history of illness (if relevant)

C.       Period of disability

D. Statement of recovery releasing the employee to return to his normal duties without limitations; or a conditional release stating limitations in detail and giving the date that he may resume his normal duties without restrictions.

The treating physician's release will be submitted to the Human Resources Department, during normal Office hours. The employee will not be allowed to return to work until the physician's release has been reviewed by the Management of the Company. If Management has a question on the release, Management will contact the treating physician within twenty-four (24) hours, of receipt of the release, for clarification. If a question still remains the Company may require an additional examination by a physician of the Company's choice before approving the employee's return to work. Such additional physical examination required and





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prescribed by the Company will be scheduled within twenty-four hours and will be paid for by the Company. If the employee does not agree with the Company's selected Physician's determination, he may, within ten (10) days after being notified, request an examination by a doctor to be mutually agreed upon by the employee's doctor and a doctor selected by the Company. The majority opinion of these doctors will govern, and is not subject to the grievance procedure. The fees and expenses of the third doctor will be shared equally by the Employee and the Company.

Section 11.5     Return to Work After Layoff

An employee who has been on layoff for more than thirty (30) days, will be required to pass a physical examination prescribed by the Management of the Company before returning to work. Such physical examination if required will
be paid for by the Company.  Section 11.6     Accommodation

The Company and Union agree to cooperate in attempting to reasonably accommodate employees who, based on competent medical opinion, can no longer perform the duties of the regular job. The employee may exercise his/her plant seniority to move to any position within the bargaining unit that he/she would be capable of performing within a (30 day) training period. The Company's decision based on competent medical opinion regarding the employee's incapacitation will be final and binding. Employees displaced by the foregoing procedure will be allowed to exercise his/her plant seniority to move to any position within the bargaining unit that he/she would be capable of performing within a (30 day) training period.

Section 11.7     Incapacitated Employee

Incapacitated employees who have secured a job in accordance with Section 11.6 above cannot be displaced by another employee other than by an employee who is also incapacitated and has more seniority or if a more senior employee would be placed in a lay off status.

Section 11.8     Drug Testing

The Company and the Union agree that bargaining unit employees may be tested for substance abuse pursuant to the Southwestern Portland Cement Company's Substance Abuse Control Program, which is incorporated by reference into this Agreement.

Section 11.9     Safety Committee

A Joint Safety and Health Committee shall be established consisting of at least four (4) members. At least one half (1/2) of the committee shall be hourly employees, who are Miners Representatives appointed by the Union. A designated alternate shall be appointed for each committee member. In the event that





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a member is absent from a meeting of the Committee, his alternate may attend and when in attendance shall exercise the duties of the member. The Plant Manager or his designee will be the fifth (5th) member and act as Chairman of the Committee.

A. The Joint Committee shall meet as often as necessary for the purpose of jointly considering inspecting, investigating accidents, reviewing health and safety conditions, making constructive recommendations with respect thereto; including, but not limited to the implementation of corrective measures to eliminate unhealthy and unsafe conditions and practices, and to improve existing health and safety conditions and practices. All matters considered and handled by the Committee shall be reduced to writing, and joint minutes of all meetings of the Committee shall be made and maintained. One hourly employee from the Committee will accompany a Federal or State investigator on a walk-around inspection or investigation and will attend any pre or post inspection conference.

B. All time spent in connection with the work of the Committee representatives, including all time spent in pre or post inspection conferences and walk-around time spent in relation to Federal and State inspection and investigations as provided for above, shall be compensated at the employee's regular straight-time hourly wage rate. Any time spent during the hours the employee is scheduled to work shall count toward the calculation of any penalty or premium pay section of this Agreement including, but not limited to daily or weekly overtime. Any time spent outside the hours the employee is scheduled to work shall not count toward the calculation of any penalty or premium pay section of this Agreement. No time spent outside of the hours the employee is scheduled to work shall be compensated at a rate greater than one (1) times the employee's straight-time hourly wage rate.


C. Any employee who believes his job presents a hazard to his safety or health may request an immediate review of his job by one (1) Company and one (1) hourly representative of the Joint Safety & Health Committee.

D. No employee shall be disciplined or discharged for refusing to work on a job or in any area if his refusal is based on a bona fide claim that said job or area is not safe or might unduly endanger his or her health or safety.

Section 11.10    Safety Glasses

The Company will furnish prescription ground safety glasses to bargaining unit employees, including the cost of the prescription at an eye care provider acceptable to the Company. Glasses will not be replaced more frequently than one (1) pair per year,





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unless damaged or broken during the performance of duties.

                                  ARTICLE XII
                              GRIEVANCE COMMITTEE

Section 12.1   Grievance Committee

For the purpose of handling grievances, the Union shall appoint a Grievance Committee of four employees, one of whom shall be the designated Chairman.

12.2 Representatives of the Company will meet with the Grievance Committee from time to time to discuss questions arising from the Agreement. The Chairman will submit an agenda to the Human Resources Manager, at least five calendar days in advance, any subjects to be discussed at such meetings.

12.3 The Union shall notify the Human Resources Manager or designee, in writing, of the names of the members of the Grievance Committee. The Company shall not recognize any member of such committee without such written notification from the Union. A maximum of four Committee members shall attend a Company-Union meeting, and such four Committee members shall be compensated for time lost as a result of attending such Company- Union meeting during their regular scheduled working hours. No member of the Grievance Committee, or any other employee, shall be compensated for time lost as a result of attending said meetings for the purpose of collective bargaining.

                                  ARTICLE XIII
                              GRIEVANCE PROCEDURE

Section 13.1     Definition

Should a disagreement arise as to the meaning or application of the provisions of this Agreement, an earnest effort shall be made by both parties to settle such difference promptly in the manner hereinafter outlined.

Section 13.2     Grievance Procedure

In the event of any dispute between the Union or any of the employees subject to this Agreement and the Company with regard to the meaning or application of this Agreement, the procedure, unless otherwise specifically provided herein, shall be as follows:

A. Step 1. Any aggrieved employee, with or without Union representation, must first consult his foreman before making his complaint.

B. Step 2. All complaints or grievances shall be in writing, stating in general terms the nature of the complaint or grievance and the violated Article(s) or Section(s) of this





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         Agreement.  All such complaints, or grievances, shall be presented to the Company within ten (10) days from the date of the alleged grievance. The Company's representative and the Grievance Committee shall meet and discuss the matter.

C. Step 3. In the event no agreement is reached, the Union may appeal to the higher officials of the Company within ten (10) days and a conference shall be held within ten (10) days of such appeal. An Official of the Company will render a decision within ten (10) days after said meeting.

A grievance arising out of the terms of this Agreement, which has been properly processed through the Grievance Procedure within the time limits specified and not settled, may be submitted to arbitration in accordance with the provisions of Section 13.3 Arbitration.

Section 13.3.    Arbitration

A. Any grievance not settled in Step 3 above may be referred to arbitration. Notice to refer a grievance to arbitration shall be given in writing within ten (10) days after being notified of the decision rendered in Step 3 or the matter will be considered closed. Only one (1) grievance may be submitted to or under review by any one
         (1) Arbitrator at any one (1) time unless by prior mutual written consent of the parties.

B. In the event the parties are unable to agree upon an Arbitrator within seven (7) days after arbitration is invoked, then they shall jointly petition the Federal Mediation and Conciliation Service, which shall submit a panel of seven (7) qualified arbitrators, and the parties shall select a single arbitrator from such panel. The arbitrator shall be appointed by mutual consent of the parties hereto. If the arbitrators included in this panel are unacceptable to either party, a second panel shall be requested from the Federal Mediation and Conciliation Service and a single arbitrator selected from this panel. The Union shall strike the first name.

C. Any grievance referred to arbitration shall be heard as soon as possible and a decision rendered within thirty (30) days of the hearing or the date of postmark of the post hearing briefs. The Arbitrator shall have no power to add to or subtract from or change, modify or amend any of the provisions of this Agreement. The decision rendered by the Arbitrator will be final and binding upon the Union, the Company, the grievant and all employees covered by this Agreement. The Arbitrator selected pursuant to this Article shall interpret and apply the terms of this Agreement.

D. Each party hereto shall pay the expense incurred in the presentation of its own case, and the expenses incidental to the services of the Arbitrator shall be shared equally by the Company and the Union.

E. Any grievance growing out of a discharge or suspension must be submitted in writing by the aggrieved employee directly to the Union and from the Union to the Director of Industrial Relations or Plant Manager within forty-eight (48) hours of the discharge or suspension or it will not be recognized and the action taken shall be final.


                                  ARTICLE XIV
                              HOURS AND SCHEDULES

Section 14.1     Work Day

A day's work shall consist of not more than eight (8) hours within nine (9) consecutive hours; or ten (10) hours within eleven (11) consecutive hours, if scheduled for a four day, ten (10) hour per day schedule; all hours beyond the foregoing shall be considered as overtime and shall be paid for as provided in this Agreement. Work day, for the purposes of this Agreement, shall be designated as the twenty-four (24) hour period beginning at the starting time of an employee's regular scheduled shift.

Any weekly schedule of four (4) days, ten (10) hours per day for a work Unit will be established by mutual agreement, and reduced to writing, between the Company and Union.

Section 14.2     Work Week

A work week shall consist of not more than forty (40) hours and may be arranged so as to permit an employee's days off to run consecutively, except in instances where the Company determines that it is impractical for consecutive days off. Work week, for the purpose of this Agreement, shall be considered as commencing at 7:00 AM Sunday of each week.

Section 14.3     No Layoff to Equalize Overtime

An employee who works in excess of his regular scheduled working time shall not be laid off to equalize his overtime.

Section 14.4     Continuous Operation

It is further agreed that the Company's right to a seven (7) day per week continuous operation is in no way affected.

Section 14.5     No Guarantee of Hours

The provisions of this Agreement shall not limit the Company in revising, eliminating or establishing work shifts and work schedules, and shall not be construed or interpreted as a guarantee of any specific number of hours in a workday or as a guarantee of any specific number of hours or working days in a workweek.

Section 14.6     Work Schedule

Work scheduled for each work week will be posted on Thursday of the previous week prior to the end of the first shift.

Section 14.7     Report Pay

Unless a regular employee shall be specifically instructed not to report for work at least eight (8) hours before starting time of his regular assigned shift, he shall be considered as having been ordered to report and shall be given a minimum of four (4) hours work, excepting when causes beyond the control of the Company make it impossible to give the required notice, in which case no minimum hours of work shall be given.

Section 14.8     Notice

Such notice referred to in Section 14.7 shall be deemed to have been given when a reasonable effort has been made by the Company to give such notices orally or in writing to such employees.

Section 14.9     Shift Defined

All regularly scheduled work beginning between 6:00 AM and 9:00 AM, inclusive, shall be considered day shift work.

All regularly scheduled work beginning between 2:00 PM and 5:00 PM, inclusive, shall be considered middle shift work.

All regularly scheduled work beginning between 10:00 PM and 1:00 AM, inclusive, shall be considered night shift work.


Section 14.10    Shift Differential

Each employee regularly scheduled to work on the middle shift shall be paid a premium of 50 cents and night shift shall be paid a premium of 60 cents for all hours worked by him on those shifts. All consecutive hours (exclusive of meal periods) worked by an employee who begins work at a time specified in the preceding Section 14.9 shall be deemed to be worked by him on the shift on which he begins work.

Section 14.11    Day Shift Workers' Shift

The above premium rates do not apply to day shift workers even though they may work over into a premium shift. However, if the day worker is scheduled or called out to take the place of a regular scheduled shift worker or an additional shift is created, then the premium rate applies.

Section 14.12    Limitations

Shift differentials will apply only to hours of actual work. Shift differential will not be paid for vacation pay, holidays not worked, or for any other hours paid for but not actually worked.

Section 14.13    Working through Designated Lunch

An employee who has mutually agreed with his supervisor to work through a designated lunch period or, whose lunch is interrupted by the requirement to perform work, will receive one half (1/2) hours pay at the overtime rate and be allowed sufficient time to eat, as conditions permit.

Section 14.14    Meal Ticket

An employee who works more than ten (10) continuous hours, or more than four
(4) continuous hours on a call out, will be provided a meal allowance of six dollars $6.00 which will be affixed to the employee's time card and paid accordingly.

Section 14.15    Over 16 Hours Work within 24 Hours

In the event an employee chooses to work more than sixteen (16) hours in a twenty-four (24) hour period, he shall be allowed to report late for his next scheduled shift by the number of hours his longest consecutive off duty period falls below eight (8) hours and will be allowed to work a complete eight (8) hour shift. The employee may elect to work a make-up shift on Saturday, at straight time, if he chooses to take the day off instead of reporting late.


                                   ARTICLE XV
                                  COMPENSATION

Section 15.1     Classifications

Classifications and base hourly wage rates shall be those shown upon the attached schedule marked Exhibit "A" and made a part of this Agreement. The classifications specified in Exhibit "A" are for the purpose of pay and not for restriction of work assignments. The Company will utilize the employees as necessary to fulfill the work required.

Section 15.2     Pyramiding/Duplicating Prohibited

There will be no pyramiding or duplicating of pay for hours worked, except the addition of shift differential to the applicable base hourly wage rate. Other than shift differential, only one type of pay, whether regular, premium, or penalty pay, shall be paid for any given hours worked. When more than one type of pay, whether regular, premium, or penalty pay, applies to the same hour of work, the higher rate shall be paid.

Section 15.3     Overtime Defined

Employees shall be paid time and one-half for work in excess of eight (8) hours per work day or in excess of forty (40) hours per work week. However, where an employees' work week is scheduled to consist four (4) ten (10) hour days, the employee will only receive one and one-half (1-1/2) times the regular rate of pay for time worked in excess of ten (10) hours during a scheduled ten (10) hour day or in excess of forty (40) hours in the workweek. In the event an employee works more than twelve (12) hours in a work day he shall be paid for all hours worked in excess of such twelve (12) hours at double the straight time hourly rate.

The following exceptions to the Agreement will apply to employees scheduled by the Company to work a four (4) day, ten (10) hour work week.

A. Such employee whose regular scheduled work day falls on one of the recognized Holidays who is scheduled off work because of the Holiday will receive ten (10) hours holiday pay. If the holiday falls on one of his regular scheduled off days the employee will receive eight (8) hours holiday pay.

B. Such employee who is on jury duty or funeral leave in accordance with those articles of the Agreement will receive up to the (10) hours pay rather than eight (8) hours as indicated in the Articles for those days away from his regular scheduled shift.


Section 15.4     Overtime Rate

Overtime work performed by an employee shall be paid for at one and one-half (1-1/2) times the established rate for his then scheduled shift except as otherwise provided in this Agreement.

Section 15.5     Call In

An employee reporting to work in response to being called to work outside his regularly scheduled hours, after he has left the job and the Company premises, will receive pay at the rate of one and one-half (1-1/2) times the applicable base hourly wage rate for all hours worked on the call in, or an amount of pay equal to four hours at one and one half (1-1/2) times the applicable base hourly wage rate, whichever is greater. The call in provision shall not apply, however, if the employee reports unfit for work, leaves work at his own request, or leaves work without permission from a supervisor. In the event such called out employee is called for work for a period immediately preceding his regular shift, he shall not be entitled to the four (4) hours pay at the one and one half (1-1/2) times rate. If an employee is notified during his working hours of a requirement for him to work hours outside his regular schedule, such hours will not be considered call in regardless of whether or not such hours are consecutive in time with his regularly scheduled hours. It is understood that if any employee is called in to work, they may be required to perform any duties in connection with breakdowns or emergency situations in addition to the duties for which they were called in.

Section 15.6     Report Pay

An employee reporting to work at the start of his regularly scheduled shift, without previous notice not to report for work will be provided four hours' work or four hours' pay at the straight-time base hourly wage rate of his permanent classification. The report pay provisions shall not apply in the following instances:

A.       If, when reporting to work, the employee is unfit for work;

B.       If the employee leaves work at his own request;

C.       If the employee leaves work without the permission of his supervisor;

D. If no work is available for the employee due to major breakdown, labor disturbances or other circumstances beyond the Company's control;

E. If the employee returns to work following an absence without giving the Human Resources Department notice of his intention to return to work at least 12 hours prior to the start of his next regularly scheduled shift;

F. If the Company has made a reasonable effort to notify the employee not to report;

G. If the employee does not have a current telephone number or current home address on file with the Human Resources Department.

Section 15.7     Overtime Eligibility

If an employee is not in a pay status on a regularly scheduled workday, that day shall not be considered as actually a day worked for overtime purposes.

Section 15.8     Overtime Allocation

The Company agrees that, over each calendar year, it will make a reasonable attempt to allocate overtime equally among employees within the same classification within which the overtime occurs. An employee may request relief from scheduled overtime by informing his supervisor of his request not less than twenty-four

(24) hours prior to the start of the overtime assignment. The granting of relief is contingent on the supervisor being able to secure a satisfactory substitute for such overtime work. The employee will be charged on the overtime list for all hours worked by the substitute.

Section 15.9     Overtime Notification

Whenever the Company has advance knowledge that overtime work may be required, every effort will be made to notify employees as soon as possible that they may be requested to work.

Section 15.10    Excuse from Working Overtime

If an employee is asked and provides a reasonable excuse for not working overtime he shall be charged on the overtime chart for the amount of hours worked on that job. The Company shall use whatever means it finds most expedient or economical to complete the job.

Section 15.11    Sunday Premium

Each employee who works Sunday shall be paid at one-half (1/2) time premium in addition to any other compensation said employee is entitled to for hours worked. Sunday as used in this Section shall be deemed to mean the twenty-four
(24) hour period from 7:00 AM Sunday to 7:00 AM Monday.

Section 15.12    Upgrade

An employee who is temporarily assigned by his supervisor to perform work of a higher paid job classification will be paid the rate of such higher job classification for time worked, beginning with the second full hour worked in such job classification on that workday. An employee who performs the work of a higher paid job classification for less than two (2) hours on a workday will not be eligible to receive the rate of such higher job classification for the hours worked that workday. An employee temporarily assigned by his supervisor to perform work in an equal or lower paid classification will be paid the base hourly wage rate of his permanent classification.


                                  ARTICLE XVI
                          MILITARY RESERVE SUMMER CAMP

Active employees with one (1) year seniority and who are in the Reserve of any branch of the military service, including the National Guard, who are required to attend a summer encampment as part of their reserve obligation shall receive from the Company, the difference between the amount of pay received for such summer encampment and his regular straight-time hourly rate of pay for up to two (2) weeks per calendar year.

                                  ARTICLE XVII
                                   SENIORITY

Section 17.1     Hiring and Probationary Period

The Company shall have the right to hire employees from whatever source is available to it. An employee hired to fill a job shall be on probation for his first 90 work days of continuous service following his last date of hire by the Company. The Company shall have the right to discharge an employee during his probationary period, and such employee shall not have recourse to the grievance procedure.

Section 17.2     Seniority Defined

Upon completion of his probationary period, an employee hired to fill a permanent full-time job will be considered on permanent status and his seniority shall be computed from his last date of hire by the Company. During his probationary period an employee, who is required by the Company to work on any of the recognized holidays as outlined in Article X, will receive the same premium rate as all other employees, but will not be eligible for any paid benefits as explained elsewhere in this Agreement. Probationary employees will not receive any holiday compensation unless actually worked by the employee(s) as described above.

Section 17.3     Loss of Seniority

An employee's seniority shall be lost only by:

A.       Discharge for cause.

B.       Voluntarily quit.

C. Failure to successfully answer a recall notice within seven days after notification is delivered by certified mail to the last address the employee has on file in the personnel office.

D. Three consecutive work days without notifying the Company and providing a satisfactory reason for such absences.

E. The employee receives a workman's compensation settlement for total disability.

F.       Or as provided in Section 17.4.

G.       Death, retirement.

Section 17.4     Seniority Broken

Seniority will be broken for an absence from work for twenty-four (24) months, due to illness or injury. Seniority shall also be broken for a lay off of twenty-four (24) months from his last day of employ. Seniority will accumulate up to a period of twenty-four (24) months while an employee is on layoff or absence due to illness or non-occupational injury. Such employee will have recall rights and if recalled shall have seniority as prescribed above. Employees on lay-off or absent in excess of twenty-four (24) months will forfeit all reemployment privileges inclusive of recall.

Section 17.5     Failure to Answer Recall

In the event a laid-off employee does not answer a certified mail recall notice sent to his last known address within seventy-two (72) hours of receipt, and he does not return within ten (10) days of the mailing of such notice, his seniority shall terminate.

Section 17.6     Seniority during Military Service

Seniority shall accumulate during a term of enlistment or draft into military service or war relief services due to a national emergency or war.

Section 17.7     Participation in Benefit Programs on Termination

A terminated employee's participation in the Group Insurance program shall cease effective at the end of the last day the employee works, except as required by the Comprehensive Omnibus Budget Reconciliation Act of 1986. No employee will be eligible for holiday or vacation pay, other than pay already due, after the last day the employee works. No employee shall accumulate credited service under the Pension Plan after the last day the employee works.


                                 ARTICLE XVIII
                       PROMOTIONS, TRANSFERS AND LAYOFFS

Section 18.1     Promotion, Transfer, Recall, Lay Off

The Company agrees that in the case of promotion, recalling, or if it becomes necessary to reduce the working force, the following factors shall be considered.

A. Experience, individual skill and ability, and efficient service related to the qualifications of the job. (Efficient service means not having received repeated disciplinary action for attendance or job performance in the twelve (12) months prior to bidding a job.)

B.       Physical fitness of applicant.

C.       Seniority.

D.       When A. and B. are equal, C. shall apply.

Transfers, layoffs and recalls from layoffs shall be based on seniority and qualifications. "Qualifications" is deemed to mean the ability of an employee to perform the job in question to the satisfaction of the Management of the Company.

Section 18.2     No Qualified Bidders

When, in the judgment of the Management of the Company, employees through the bidding procedure do not have the necessary ability, qualifications or knowledge to perform a job, or time limits fail to allow for such consideration of same, said job may be filled by hiring from the outside. No provision of this Agreement shall be construed as requiring the Company to fill any permanent or temporary vacancy.

Section 18.3     Vacancy Posting

When a vacancy occurs in other than a minimum paid job, or a new job is created, notice of said vacancy shall be posted on the bulletin boards for at least seventy-two (72) hours. Friday, Saturday, Sunday, and holidays excluded. Such notice shall state rate of pay, and job requirements.

Section 18.4     Temporary Job Vacancy

A temporary job vacancy is one occasioned by the absence of an employee from his job when it is anticipated that he will return to work within a specified or approximately known length of time or the creation of a new job which is not expected to exist permanently. Temporary job vacancies which are not expected by the Company to exist for a period in excess of 90 work days and all temporary job vacancies resulting from employees being on vacation may be filled in any of the following ways, but not necessarily in the order listed:

A.       Utilization of a relief man or any other qualified employee.

B.       Splitting of shifts.

C.       Holdover of an employee.

D.       Call in of an employee.

E.       Temporary upgrade of an employee.

F.       Temporary employment.

Section 18.5     Disqualification or Dissatisfaction With Bid

If an employee upon using the bidding procedure becomes dissatisfied within two
(2) weeks of placement the employee will be returned to his former classification and rating. If an employee is disqualified after two (2) weeks of placement the employee will be returned to a laborer position and rate. Should the Company determine that the employee's progress during his training period is unsatisfactory, such employee shall be returned to his former classification and rating. Management reserves the right not to consider bids submitted by employees attempting to "bid down" in job skills or classification for temporary job positions.

Section 18.6     Bidding while on Vacation

An employee desiring consideration for any permanent vacancy which may occur during his vacation must leave a signed bid specifying the particular job(s) he wishes to be considered for, in the Human Resources Office prior to leaving. Said bid will become mute upon the employee's return or after 30 days of the date signed by the employee whichever is shorter.

Section 18.7     Lay Off Procedure

Should the Company elect to reduce the workforce, employees shall be selected for retention on the basis of skill, efficiency, job requirements, and plant-wide seniority. If the senior employee is not retained, the Union Committee shall be notified and shall have the right of presenting its views to the Company on the qualification of the employees to be retained for the Company's consideration in making its decision. If an employee's job is discontinued, he shall have the right, if immediately qualified, to displace another employee holding lower seniority.

A. If the Company determines that the number of employees in any job classification(s) are to be reduced or eliminated, the decision as to which employee or employees are to be removed from a job classification, shall be made in accordance with the following procedure:

         1. The following factors shall be considered by Management in determining which employee in the group will be removed:

                 First:    ability to perform the requirements of the job, past
                 work record and the experience, individual skill, aptitude, efficient service and physical fitness of the employee.

                 Second: if these factors are relatively equal, seniority will prevail. In the event employees are slated for removal from a job classification out of their order of seniority, the Company will advise the Union Committee concerning said decision prior to its announcement and implementation. The Company will consider all input by the Union Committee before arriving at a final decision; however, it is understood that the final decision concerning qualifications for purposes of this Article shall be made exclusively by the Company.

         2. Any employee so removed from a job classification in accordance with paragraph A. 1. above, may exercise his seniority to move into any other job classification for which he is qualified. Consequently, if this procedure results in the Company declaring that the number of employees in the job classification to which the employee has transferred must be reduced, the same procedure shall be utilized. Any subsequent transfers as a result of the above procedure may result with the least senior employee or group of employees being laid off.

         3.      Employees will be recalled in reverse order.

B. In the event the Company declares a temporary reduction in the workforce due to a curtailment or shutdown because of business or any other conditions, employees retained to perform necessary work shall be selected on the following basis:

         1. Senior employees, whose regular jobs are not required, shall have the option of accepting available work for which they are qualified or accepting lay off, except that,

         2. The Company has the right to require that senior employees work during the shutdown if there are not junior employees with the necessary qualifications to perform the required work.

C. "Qualified" for purposes of this paragraph B. shall mean that an employee must be able to perform all duties connected with the job classification without any training or trial period. It is further understood that the Company may allow the employee to demonstrate his abilities to perform as required.

D.       The Company's decision concerning qualification as used in this
         Article is subject to the grievance procedure.

Should the Company permanently shut down the present facilities affording employment to employees comprising the bargaining unit (the present facilities shall be deemed to have been permanently shut down if all productive facilities are abandoned even though shipping facilities continue to operate) the Company shall mail a notice informing each affected employee that his employment with the Company has been terminated because of permanent shutdown. The notice shall be mailed at least ninety (90) days prior to the shutdown to the employee's last address on the Company's records.

Section 18.8     Recall

An employee who has completed his probationary period and is subsequently laid off will, for a period of twenty-four (24) continuous months following his date of layoff, will be eligible for recall in accordance with Section 18.10, provided he/she can perform the job available. Notification of recall will be certified mail, return receipt requested, to the employee's last known address as shown by the Company's records.

Section 18.9     Production Curtailment or Change

Whenever a lay off is planned because of a change or reduction in plant production requirements, the Company will, not less than ten (10) calendar days prior to the effective date of the lay off, post a bulletin stating the expected extent of such lay off, and the expected effect on the work force.
The foregoing does not apply to disciplinary lay offs and lay offs because of curtailment made necessary by disaster or emergency conditions affecting the ability of the Company to physically operate the plant.

Section 18.10    Recall Procedure

Recalls from layoff will be made in accordance with Section 18.1. Of those employees on layoff status eligible for recall, the employee with the greatest plant seniority will be the first recalled provided he is immediately qualified to perform the duties of the available job.


                                  ARTICLE XIX
                           MISCELLANEOUS AND GENERAL

Section 19.1     Day of Injury

When an employee sustains an injury, arising out of and in the course of his employment with the Company, and the doctor designated by the employee will not permit him to return to work, such injured employee shall receive pay, at the base hourly wage rate of his permanent classification, for the remainder of the shift on which the injury occurred. When the doctor releases an injured employee to return to work and he does not return to work for the remainder of his shift, he shall not be paid for that part of his shift not worked.

Section 19.2     Safety Rules

Additional safety rules, precautions and instructions as well as work and conduct rules will be posted as deemed necessary by the Company following discussion with the Union and subject to the Grievance Procedure.

Section 19.3     Access for Union Representative

The Company agrees that during all reasonable times when the Plant is operating, a duly accredited representative of the Union shall be entitled access to the premises during the regular working hours for the purpose of assisting in the adjustment of pending grievances, provided that the designated representative of the Company is properly notified in advance and the Union representative establishes proper identification. If it is necessary to go into the work area of the Plant (for example, to view a particular operation relative to a pending grievance), then the appropriate Company official shall accompany the Union representative so that both parties see the same thing so as to aid in resolving the grievance.

Section 19.4     Copies of Agreement

All members of the Bargaining Unit shall be provided with a copy of the Labor
Agreement in booklet form.   Company would agree with paying the printing of
the Pension, Insurance Plan, and the Labor Agreement.

Section 19.5     Subcontracting

All production and maintenance work customarily performed by the Company in its own plant and quarries by its own employees shall continue to be performed by the Company with its own employees as long as in the exclusive judgment of the Company, the Company has the facilities and equipment and available trained personnel to economically and efficiently perform the work required, without overtime and within the time limits within which work must be performed in the opinion of management.


                                   ARTICLE XX
                                  SEPARABILITY

It is agreed between the parties that should any Article or portion of an Article of this Agreement be declared invalid, or modified in any way by legally constituted authority all remaining Articles and portions of Articles shall continue in effect.


                                  ARTICLE XXI
                               UNION COOPERATION

Section 21.1     Union Cooperation

The Union agrees that it will cooperate with the Company in all matters of industrial relations including carrying out Equal Employment Opportunity obligations and will support the Company's efforts to assure a fair day's work on the part of its members and that it will actively strive to eliminate absenteeism and other practices which restrict production. It further agrees that its members will abide by the rules of the Company in its effort to prevent accidents, to eliminate waste in production, conserve materials and supplies, improve the quality of workmanship, and strengthen goodwill between the Company and its employees.

Section 21.2     Union Assistance

The Union agrees that it will use its best efforts to assist the Company in enhancing the competitiveness of the Company, and augmenting or increasing revenue generation. For example, the Union will support, through community involvement and pro-active measures, the efforts of the Company to obtain permits and/or other necessary certifications to utilize alternative fuels.

Section 21.3     Mutual Participation and Stability

The parties hereto intend by this Agreement to provide a stabilized and mutually beneficial relationship between them and to insure the production of quality products on schedule and at competitive costs during the life of this Agreement. The Company and the Union will also establish an active Employee Participation Program to facilitate ideas and develop and implement programs to improve the overall operations and enhance employee involvement.


                                  ARTICLE XXII
                                 UNION SECURITY

Section 22.1     Union Membership

The Company agrees that the first day following the end of the probationary period such employee shall have made application and qualified for membership in the Union as a condition of continued employment, subject to applicable law.

Section 22.2     Union Acceptance

The Union agrees that any of the employees of the Company now working, or hereafter hired, who are not members of the Union, shall, upon making application and qualifying for membership in the Union, promptly be accepted as members without prejudice or discrimination.

Section 22.3     Hold Harmless

The Union agrees to indemnify and hold the Company harmless from any liability or expense incurred by the Company because of the payment of dues or fees by an employee or the actual or threatened termination of employment of any employee as a result of such designation by the Union.


                                 ARTICLE XXIII
                              UNION DUES CHECK OFF

The Company will make payroll deduction of Union dues and initiation fees when authorized by presentation of an order signed by the individual employee. The amount of the deduction and instructions to whom it shall be paid shall be shown on the order, which may be withdrawn by an employee on any anniversary date of this agreement upon thirty (30) days prior notice to both the Company and the Local Union.


                                  ARTICLE XXIV
                       TERMS AND CONDITIONS OF AGREEMENT

After ratification by the members of Local Union 30049, this Agreement shall become effective and remain in force and effect and be binding upon the parties hereto from August 16, 1993, to and including August 16, 1998, and it shall continue to be in full force and effect thereafter from year to year until either party on or before, of any year, beginning May 16, 1998, gives written notice to the other party of its desire or intention either to alter and modify or terminate the same. If such notice is given, the parties hereto shall begin negotiations not later than June 16 in such year.


IN WITNESS WHEREOF, this Agreement between the parties, has been executed by
their duly authorized representatives on this      day of October, 1993.

UNITED PAPERWORKERS INTERNATIONAL UNION

BY:      ------------------------------
         Jack W. Hammond

BY:      ------------------------------
         Manuel J. Cordero

BY:      ------------------------------
         Kenneth D. Crawford

BY:      ------------------------------
         Edward G. Johnson

BY:      ------------------------------
         Dale L. Nelson

BY:      ------------------------------
         Martin L. Wilkes

SOUTHDOWN, INC.

BY:      ------------------------------
         Bernard M. Reuland

BY:      ------------------------------
         Michael A. Yannone

BY:      ------------------------------
         Yselle A. Thomas

                                   APPENDIX A
                                  WAGE GROUPS

GRADE            TITLES

  2              LABORER

  3              JANITOR, TRACK LABORER

  4              PACKER, ROTARY DRILLER HELPER, TRACK HANDYMAN, SWEEPER OPERATOR

  5              UTILITY EQUIPMENT OPERATOR, *BULK LOADER, STOREROOM ATTENDANT "B", TRAINMAN, UTILITY MATERIAL HANDLER, PACKHOUSE
                 OPERATOR

  6              LUBRICATION INSPECTOR, DUST COLLECTOR MAINTENANCE, PRODUCTION UTILITY HELPER, BRICKLAYER, CRUSHER OPERATOR

  7              QUARRY PRODUCTION UTILITY, ENGINEMAN,
                 STOREROOM ATTENDANT "A"

  8              TRACK CREW LEADER, DRILLER, PHYSICAL TESTER, ROCK CAR REPAIR, CRANE OPERATOR, GENERAL MAINTENANCE "A", LOADER
                 OPERATOR (10 YD), MAINTENANCE MECHANIC, ROUNDHOUSE MECHANIC, MILL UTILITY, LOCOMOTIVE MAINTAINER, LOADER & HEAVY
                 EQUIPMENT OPERATOR, MACHINIST "A", WELDER LAY OUT

  9              ELECTRICAL/INSTRUMENT, CONTROL ROOM OPERATOR "B", QUARRY LEADER, MILL OPERATOR

 10              CONTROL ROOM OPERATOR "A", ELECTRICAL/INSTRUMENT LEADMAN

         Employees who bid or are bumped to another job shall receive the rate of the job to which they bid or are bumped. Notwithstanding the foregoing, no employee hired before 1/1/88 shall received a reduction in wage below $11.04 during the life of the agreement.

                                   WAGE RATES

                 AUGUST 16        AUGUST 16        AUGUST 16       AUGUST 16       AUGUST 16

GRADE            1993             1994             1995            1996            1997
 2               $10.40           $10.82          $11.04           $11.37          $11.60
 3               $11.54           $12.00          $12.24           $12.61          $12.86
 4               $13.21           $13.74          $14.01           $14.43          $14.72
 5               $13.83           $14.38          $14.67           $15.11          $15.41
 6               $14.46           $15.04          $15.34           $15.80          $16.12
 7               $15.03           $15.63          $15.94           $16.42          $16.75
 8               $15.60           $16.22          $16.54           $17.04          $17.38
 9               $16.38           $17.04          $17.38           $17.90          $18.26
10               $17.16           $17.85          $18.21           $18.76          $19.14
Vactor
 Operator        $12.79           $13.30          $13.57           $13.98          $14.26




*NOTE:  For those "red circled" at $11.04 the rates shall be as follows:

                 $11.48           $11.94          $12.18           $12.55          $12.80

*Bulkloader classification will move to Grade 6 effective 8/16/94.

Individuals above the base rate for a grade because of the incentive merit program will receive the same increase as all other employees in the grade for 1993, 1994 and 1995. Beginning in 1996, they will receive an increase only when their base rate is the same as the base rate for the grade.


                            INCENTIVE BONUS PROGRAM

The parties recognize the desirability of compensating employees directly for performance. It is therefore agreed that the Company will continue the current incentive program which will provide for periodic bonus payments to employees based on Plant performance.

The incentive program will be based upon the achievement of goals established prior to the beginning of the year regarding the cost of manufacturing. Beginning with the year 1994, the goals, including minimum, target and maximum will be given to the Union prior to the start of the year. Employees who retire or are laid off during the year will receive the bonus based upon their gross wages for the period worked.

On 8/19/93, the parties have tentatively agreed to the following:
NOTE: It is understood that this, with the previous tentatively agreed upon items constitutes the entire package and contingent upon ratification.


                                   APPENDIX B

                            ACTIVE EMPLOYEE MEDICAL

All employees covered by the Contract will be placed in the TakeCare HMO, that was previously discussed. The Company will pay the entire cost of the HMO for the first two years of the Contract. In the third year, and all subsequent years, on a monthly basis, employees will bear the first $40. ($20 for single employees) on any increase in the HMO premium.


          ACTIVE EMPLOYEES WHO RETIRE DURING THE TERM OF THE AGREEMENT

Eligibility will be age 62 and 15 years of service. The Company's cost will be frozen at the 1993 level, but will increase by an amount equal to the rise in the Los Angeles area CPI, up to a maximum of 4% per year. Employees who have achieved 30 years of service during the term of the Agreement will be eligible for retiree medical, provided they retire within the term of the Contract. Retirees will be allowed to continue in the HMO if the HMO allows them to have retiree medical. Retirees' medical will change to conform to any changes in the HMO during the term of the Contract. Any contributions required will not exceed $60 per month ($30 for single employees) during the term of the Contract.

Retirees who move out of the HMO coverage area would have the Company post retirement indemnity plan under the same terms and conditions as other retirees covered by the indemnity plan.

                                    PENSION

The Victorville Hourly Pension Plan will be merged into the Southdown Salaried Pension Plan. Any employee retiring during the term of the Agreement will have his or her pension calculations made under both plans and receive the higher amount. For the next five (5) years employees will continue to accrue service under the hourly plan. The pension factor under the hourly plan will be increased $.50 per year during the term of the Contract. At the end of 5 years the flat rate amount would be $25.00 per month for each year of service. Notwithstanding the foregoing, a flat rate of $25.00 per month for each year of service will be used for pension calculations for any employee who attains 30 years of credited service and retires within the 5 year period beginning August 16, 1993. For the purpose of calculating yearly salary under the Salaried Pension Plan the gainsharing bonus will be included.





                                 LIFE INSURANCE

The Company will provide life insurance coverage at no cost to the employee. An employee's life insurance is an amount equal to twice (2X) his/her base hourly rate multiplied by 2,080 hours. Adjustments for life insurance due to wage changes are made once per year at the beginning of the year.




                       ACCIDENTAL DEATH AND DISMEMBERMENT

The Company will provide accidental death and dismemberment benefit at not cost to the employee. An employee's accidental death and dismemberment benefit is an amount equal to twice (2X) his/her base hourly rate multiplied by 2,080 hours. Adjustments for accidental death and dismemberment benefit due to wage changes are made once per year at the beginning of the year.


                SOUTHDOWN, INC. RETIREMENT SAVINGS PLAN {401(K)}

On a voluntary participation basis, the Company will provide the Southdown, Inc. Retirement Savings Plan and all amendments thereto during the life of this Agreement on the same basis the Plan is provided to all other Southdown, Inc. employees.


                              LONG TERM DISABILITY

On a voluntary participation basis, the Company will provide the long term disability insurance, and all amendments thereto during the life of this Agreement.

September 22, 1993

It is hereby agreed between the parties that the Qualified Pension Plan, Life Insurance and Health and Welfare plans are hereby incorporated by reference into the collective bargaining agreement.




- ------------------------------         --------------------------------
M. A. Yannone                          J. W. Hammond, Jr.
Southdown, Inc.                        United Paperworkers
dba Southwestern Portland Cement       International Union,
                                       Local 30049